Surrozen Reports Second Quarter 2025 Financial Results and Provides Business Update

Daniel Chao, M.D., Ph.D., joins Surrozen as Vice President of Clinical Development

Surrozen forms Clinical Advisory Board comprised of leading retinal specialists

Data Presentations at Association for Research in Vision and Ophthalmology Annual Meeting and Clinical Trials at the Summit

SOUTH SAN FRANCISCO, Calif., August 8, 2025 (GLOBE NEWSWIRE) -- Surrozen, Inc. (“Surrozen” or the “Company”) (Nasdaq: SRZN), a biotechnology company pioneering targeted therapeutics that selectively modulate the Wnt pathway for tissue repair and regeneration, with a focus on severe eye diseases, today announced financial results for the second quarter ended June 30, 2025, and provided a business update.

Business Highlights

Surrozen remains focused on its ophthalmology pipeline, leveraging its Wnt biology expertise and antibody technologies to develop novel treatments for severe eye diseases.

Key events in second quarter 2025

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Ophthalmology Pipeline Progress: The company continues to progress its lead candidates, SZN-8141 and SZN-8143 to address retinal diseases. The company remains on track to submit an Investigational New Drug (IND) application for SZN-8141 in 2026.
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Patent Issuance: In May 2025, Surrozen was granted U.S. Patent No. 12,297,278 by the U.S. Patent and Trademark Office, covering its SWAP™ technology for creating multi-specific Wnt surrogate molecules. This patent strengthens the intellectual property supporting SZN-8141 and SZN-8143.
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Key Leadership Appointment: In July 2025, Surrozen appointed Daniel Chao, M.D., Ph.D., as Vice President and Head of Clinical Development. As an accomplished retina specialist and physician-scientist, Dr. Chao brings strong discovery and clinical development expertise in the field of ophthalmology to Surrozen, with over 15 years of experience in ophthalmic research and drug development. He previously held leadership roles at ADARx Pharmaceuticals and Johnson and Johnson, advancing multiple ophthalmology programs from discovery through late-stage development. Dr. Chao completed his MD and PhD in Neurosciences from Stanford University School of Medicine, ophthalmology residency at Bascom Palmer Eye Institute, and vitreoretinal surgery fellowship at University of California San Francisco. He began his career as a faculty member at

UC San Diego and currently serves as a Volunteer Assistant Professor at UC San Francisco.
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Clinical Advisory Board Formation: Surrozen established a Clinical Advisory Board of leading ophthalmologists and retinal specialists to guide the clinical development of its ophthalmology pipeline [Click Here Link to Biographies]. The board’s expertise is expected to accelerate the progression of Surrozen’s candidates into clinical trials.
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Dr. Jeffrey Heier: Ophthalmic Consultants of Boston
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Dr. Arshad Khanani: Sierra Eye Associates, University of Reno, Nevada School of Medicine
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Dr. Carl Regillo: Wills Eye Hospital, Thomas Jefferson University School of Medicine
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Dr. Charles Wykoff: Retina Consultants of Texas
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Scientific Presentations: Surrozen presented preclinical data for SZN-8141 and SZN-8143 at the 2025 Association for Research in Vision and Ophthalmology (ARVO) Annual Meeting and the Clinical Trials Summit (CTS). These presentations highlighted the candidates’ ability to promote normal retinal vessel regrowth and suppress pathological vessel growth through Wnt signaling stimulation.
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ARVO Poster: SZN-8141, a Norrin mimetic and an anti-VEGF fusion molecule, as a novel candidate for retinopathy therapeutics; Sung-jin Lee, et. al [Click Here for Link]
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CTS Presentation: Wnt Mediated Retinal Vascular Repair and Regeneration 2.0; Craig Parker

“We are encouraged by the continued momentum in our ophthalmology pipeline and the strategic steps we have taken to support their advancement,” said Craig Parker, President and Chief Executive Officer of Surrozen. “With the appointment of Dr. Daniel Chao, the formation of our Clinical Advisory Board and the issuance of a key patent supporting our multi-specific approach, we are well positioned to advance SZN-8141 and SZN-8143 toward clinical development and address critical unmet needs in retinal disease.”

Second Quarter 2025 Financial Highlights

- Cash Position: Cash and cash equivalents were $90.4 million as of June 30, 2025, compared to $101.6 million as of March 31, 2025.

- Research Service Revenue – Related Party: Research service revenue from a related party was $1.0 million for the quarter, compared to zero for the same period in 2024, driven by the collaboration with TCGFB, Inc. for TGF-β antibodies.

- Operating Expenses:

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Research and Development Expenses: R&D expenses were $6.0 million for the quarter, compared to $5.3 million for the same period in 2024, reflecting the increased manufacturing costs, lab expenses and consulting fees for our ophthalmology programs.
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General and Administrative Expenses: G&A expenses were $4.0 million for the quarter, compared to $3.7 million for the same period in 2024, due to the increase in professional service fees.

- Other Income and Expenses:

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Interest Income: Interest income was $1.0 million for the quarter, compared to $0.5 million for the same period in 2024, as a result of an increase in cash and cash equivalents.
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Loss on Issuance of Common Stock, Pre-funded Warrants and Warrants in the 2024 PIPE: The amount was zero for the quarter, compared to $20.4 million for the same period in 2024, due to the fair value of warrants issued being greater than the proceeds received in a private placement that was closed in April 2024.
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Gain on Change in Fair Value of Tranche Liability: Gain on change in fair value of tranche liability was $31.5 million, compared to zero for the same period in 2024, driven by the non-cash change in fair value of tranche liability.
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Other Income, Net: Other income, net was $16.2 million, compared to $3.7 million for the same period in 2024. The variance is primarily attributable to a $11.0 million non-cash change in fair value of warrant liabilities and $1.5 million related to the transaction costs of the 2024 PIPE.

- Net Income (Loss): Net income was $39.7 million, or $2.55 per share for the quarter, compared to a net loss of $25.3 million, or ($7.99) per share, for the same period in 2024.

Surrozen’s Ophthalmology Portfolio

About SZN-8141 for retinal diseases
SZN-8141 combines Frizzled 4 (Fzd4) agonism and Vascular Endothelial Growth Factor (VEGF) antagonism, which has the potential to provide benefits over treatment with single agents for Diabetic Macular Edema (DME) and neovascular Age-Related Macular Degeneration (wet AMD). The current standard of care for diabetic retinopathy (including DME), retinal vein occlusion and wet AMD is intravitreal administration of anti-VEGF monotherapies. In addition, Fzd4 monotherapy has demonstrated proof of concept in DME in clinical trials. We believe SZN-8141 has the potential to treat multiple retinal vascular diseases and be differentiated from existing therapies. Data generated in preclinical models of retinal vascular diseases demonstrated that SZN-8141 stimulated Wnt signaling and induced normal retinal vessel regrowth while suppressing pathological vessel growth.

About SZN-8143 for retinal diseases
SZN-8143 combines Fzd4 agonism, VEGF antagonism, and interleukin-6 (IL-6) antagonism which may have benefits over single agents for treatment of DME/wet AMD/uveitic macular edema (UME). The current standard of care for diabetic retinopathy (including DME), retinal vein occlusion and wet AMD is intravitreal administration of anti-VEGF monotherapies. In addition, Fzd4 monotherapy has demonstrated proof of concept in clinical trials for retinal disease. We believe SZN-8143 has the potential to treat multiple retinal vascular diseases and be differentiated from existing therapies. Data generated in preclinical models of retinal vascular diseases demonstrated that SZN-8143 stimulated Wnt signaling and induced normal retinal vessel regrowth while suppressing pathological vessel growth.

About SZN-413 for Retinal Diseases
SZN-413 is a bi-specific antibody targeting Fzd4-mediated Wnt signaling designed using Surrozen’s SWAP™ technology. It is currently being developed for the treatment of retinal vascular-associated diseases. Data generated by Surrozen with SZN-413 in preclinical models of retinopathy demonstrated that SZN-413 could potently stimulate Wnt signaling in the eye, induce normal retinal vessel regrowth, suppress pathological vessel growth and reduce vascular leakage. This novel approach could thus potentially allow for regeneration of healthy eye tissue, not only halting retinopathy, but possibly allowing for a full reversal of the patient’s disease.

About Surrozen

Surrozen is a biotechnology company developing tissue-specific antibodies to selectively modulate the Wnt pathway, with a current focus on ophthalmology. Its proprietary technologies aim to harness the body’s biological repair mechanisms to treat severe diseases. For more information, visit www.surrozen.com.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally are accompanied by words such as “will,” “plan,” “intend,” “potential,” “expect,” “could,” or the negative of these words and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Surrozen’s discovery, research and development activities, in particular its development plans for its product candidates (including anticipated clinical development plans and timelines, the availability of data, the potential for such product candidates to be used to treat human disease or address unmet needs in serious eye diseases, as well as the potential benefits and potential differentiation from existing therapies of such product candidates). These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management of Surrozen and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Surrozen. These forward-looking statements are subject to a number of risks and uncertainties, including the initiation, cost, timing, progress and results of research and development activities, preclinical and clinical trials with respect to its product candidates and potential future drug candidates; the Company’s ability to fund its preclinical and clinical trials and development efforts, whether with existing funds or through additional fundraising; Surrozen’s ability to identify, develop and commercialize drug candidates; Surrozen’s ability to successfully complete preclinical and clinical studies for its product candidates; the effects that arise from volatility in global economic, political, regulatory and market conditions; and all other factors discussed in Surrozen’s Annual Report on Form 10-K for the year ended December 31, 2024 filed, and Surrozen’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 to be filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors,” and other documents Surrozen has filed, or will file, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Surrozen presently does not know, or that Surrozen currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Surrozen’s expectations, plans, or forecasts of future events and views as of the date of this press release. Surrozen anticipates that subsequent events and developments will cause its assessments to change. However, while Surrozen may elect to update these forward-looking statements at some point in the future, Surrozen specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Surrozen’s assessments of any date after the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Investor/Media Contact:
Email: Investorinfo@surrozen.com

SURROZEN, INC.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Research service revenue – related party	$983	$—	$1,966	$—
Operating expenses:
Research and development	6,042	5,335	12,600	10,582
General and administrative	3,958	3,714	7,934	7,597
Total operating expenses	10,000	9,049	20,534	18,179
Loss from operations	(9,017)	(9,049)	(18,568)	(18,179)
Interest income	1,025	490	1,321	875
Loss on issuance of common stock, pre-funded warrants and warrants in the 2024 PIPE	—	(20,397)	—	(20,397)
Loss on amendment and cancellation of warrants	—	—	(2,073)	—
Loss on execution of the 2025 PIPE	—	—	(71,084)	—
Gain on change in fair value of tranche liability	31,520	—	47,860	—
Gain on settlement of tranche liability	—	—	1,117	—
Other income, net	16,218	3,695	54,203	3,610
Net income (loss)	$39,746	$(25,261)	$12,776	$(34,091)

Net income (loss) available to (attributable to) common stockholders, basic and diluted	$21,808	$(25,261)	$5,210	$(34,091)

Net income (loss) per share available to (attributable to) common stockholders, basic and diluted	$2.55	$(7.99)	$0.85	$(13.00)

Weighted-average shares used in computing net income (loss) per share available to (attributable to) common stockholders, basic and diluted	8,541	3,162	6,098	2,622

SURROZEN, INC.

Condensed Consolidated Balance Sheets

(In thousands)

June 30,		December 31,
2025		2024(1)
(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$90,390	$34,565
Accounts receivable	2,317	2,039
Accounts receivable – related party	252	502
Prepaid expenses and other current assets	1,276	1,826
Total current assets	94,235	38,932
Property and equipment, net	176	562
Operating lease right-of-use assets	6,900	7,801
Restricted cash	688	688
Warrant asset	615	153
Other assets	82	331
Total assets	$102,696	$48,467

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$354	$306
Accrued and other liabilities	4,191	5,180
Lease liabilities, current portion	1,198	1,829
Total current liabilities	5,743	7,315

Lease liabilities, noncurrent portion	6,316	6,640
Tranche liability	10,903	—
Warrant liabilities	32,620	55,892
Total liabilities	55,582	69,847

Stockholders’ equity (deficit):
Preferred stock	—	—
Common stock	1	—
Additional paid-in-capital	319,596	263,879
Accumulated deficit	(272,483)	(285,259)
Total stockholders’ equity (deficit)	47,114	(21,380)
Total liabilities and stockholders’ equity	$102,696	$48,467

(1) Derived from the audited consolidated financial statements, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.